UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Kadant Inc.

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Kadant Inc.

One Technology Park Drive

Westford, MA 01886

April 9, 2012

Dear Stockholder:

I am pleased to invite you to attend the 2012 annual meeting of stockholders of Kadant Inc. The meeting will be held on Wednesday, May 23, 2012, at 2:30 p.m. at our corporate offices located at One Technology Park Drive, Westford, Massachusetts. Details regarding the business to be conducted at the meeting are described in the enclosed notice of the meeting and proxy statement.

We make our proxy materials available over the Internet and stockholders will receive a notice describing the Internet availability of our proxy materials. The notice contains instructions for accessing our proxy materials over the Internet or requesting a paper copy of the proxy materials by mail. Our proxy materials include this proxy statement and our 2011 annual report to stockholders, containing our audited financial statements and information about our business.

Your vote is very important. Whether or not you plan to attend the meeting in person, you can ensure your shares of our common stock are voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by returning your proxy card or voting form.

Thank you for your support and continued interest in Kadant.

Sincerely,

WILLIAM A. RAINVILLE

Chairman of the Board

Kadant Inc.

One Technology Park Drive

Westford, MA 01886

April 9, 2012

To Stockholders of

KADANT INC.

NOTICE OF ANNUAL MEETING

The 2012 annual meeting of stockholders of Kadant Inc. will be held on Wednesday, May 23, 2012, at 2:30 p.m. at our corporate offices located at One Technology Park Drive, Westford, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

1.	to elect two directors, constituting the entire class of directors to be elected for a three-year term expiring in the year 2015;

2.	to approve, by non-binding advisory vote, our executive compensation;

3.	to re-approve our annual cash incentive plan;

4.	to ratify the selection of Ernst & Young LLP by the audit committee of our board of directors as our company’s independent registered public accounting firm for the 2012 fiscal year; and

5.	to vote on such other business as may properly be brought before the meeting and any adjournment of the meeting.

The record date for the determination of the stockholders entitled to receive notice of and to vote at the meeting is March 30, 2012. Our stock transfer books will remain open.

Our bylaws require that the holders of a majority of the shares of our common stock, issued and outstanding and entitled to vote at the meeting, be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. Accordingly, it is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you plan to attend the meeting in person, please ensure that your shares of our common stock are present and voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by completing, signing, dating and returning your proxy card or voting form.

This notice, the proxy and proxy statement are sent to you by order of our board of directors.

SANDRA L. LAMBERT

Vice President, General Counsel and Secretary

PROXY STATEMENT

We are furnishing this proxy statement in connection with the solicitation of proxies by the board of directors of Kadant Inc. for use at our 2012 annual meeting of stockholders to be held on Wednesday, May 23, 2012, at 2:30 p.m. at our corporate offices located at One Technology Park Drive, Westford, Massachusetts, and at any adjournment of that meeting. The mailing address of our executive office is One Technology Park Drive, Westford, Massachusetts 01886. The notice of annual meeting, this proxy statement and the enclosed proxy are being first furnished to our stockholders on or about April 9, 2012.

INTERNET AVAILABILITY OF PROXY MATERIALS

Our proxy materials are available over the Internet. You will receive a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and 2011 annual report to stockholders, and submit your proxy. The Notice of Internet Availability also provides information on how to request paper copies of our proxy materials if you prefer. If you have previously requested a paper copy of the proxy materials, you will receive a paper copy of our proxy materials by mail. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials by e-mail unless you elect otherwise.

VOTING PROCEDURES

Purpose of Annual Meeting

Stockholders entitled to vote at the 2012 annual meeting will consider and act upon the matters outlined in the notice of meeting accompanying this proxy statement, including the election of two individuals constituting the class of directors to be elected for a three-year term expiring in 2015 (Proposal 1); approval, by non-binding advisory vote, our executive compensation (Proposal 2); re-approval of our annual cash incentive plan (Proposal 3); and ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2012 fiscal year (Proposal 4).

Voting Securities and Record Date

Only stockholders of record at the close of business on March 30, 2012, are entitled to vote at the meeting or any adjournment of the meeting. Each share is entitled to one vote. Our outstanding capital stock entitled to vote at the meeting (which excludes shares held in our treasury) as of March 30, 2012, consisted of 11,618,811 shares of our common stock, $.01 par value per share.

Quorum

The holders of a majority of the shares of our common stock that are issued and outstanding and entitled to vote at the meeting constitute a quorum for the transaction of business at the meeting. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. For purposes of determining the presence or absence of a quorum, abstentions, withhold votes or do not vote instructions, and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) will be counted as present.

Manner of Voting

Each share of common stock you hold is entitled to one vote for or against a proposal. Shares entitled to be voted at the meeting can only be voted if the stockholder of record of such shares is present at the meeting, returns a signed proxy card, or authorizes proxies to vote his or her shares by telephone or over the Internet. Shares represented by valid proxy will be voted in accordance with your instructions. If you choose to vote your shares by telephone or over the Internet, you may do so until 11:59 p.m. Eastern time on Tuesday, May 22, 2012, by following the instructions on the proxy card or the notice of internet availability.

You may revoke your proxy at any time before the shares are voted at the meeting by entering new voting instructions by telephone or over the Internet before 11:59 p.m. Eastern time on Tuesday, May 22, 2012, by written notice received by our corporate secretary before the meeting, by executing and returning a new proxy bearing a later date or by voting by ballot at the meeting. Attendance at the meeting without voting by ballot will not revoke a previously submitted proxy.

You may specify your choices by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted in accordance with the recommendation of the board of directors and as the individuals named as proxy holders on the proxy card deem advisable on all other matters that may properly come before the meeting. The board of directors recommends that you vote for the listed nominees for director and for approval of the advisory vote on executive compensation, re-approval of our annual cash incentive plan and the ratification of the selection of our independent registered public accounting firm.

If you hold your shares in “street name” through a broker, bank or other representative, generally the broker or other representative may only vote the shares that it holds for you in accordance with your instructions. However, if the broker or other representative has not timely received your instructions, it may vote on certain matters for which it has discretionary voting authority. The election of directors, the advisory vote on executive compensation, and the proposal to re-approve our annual cash incentive plan are all non-discretionary voting matters and your broker will be unable to vote on these matters without receiving your instructions. Your broker or other representative will generally provide detailed voting instructions with your proxy material. These instructions may include information on whether your shares can be voted by telephone or over the Internet and the manner in which you may revoke your votes.

Vote Required

Assuming a quorum is present at the meeting, the vote required to adopt each of the scheduled proposals is as follows:

•

Election of Directors (Proposal 1). The election of directors is determined by a plurality of the votes cast in person or by proxy by the stockholders entitled to vote on the election of directors. An instruction to withhold authority to vote for a nominee for director and broker non-votes will have no effect upon the outcome of the vote on the election of directors.

•

All Other Matters: Advisory Vote on Executive Compensation (Proposal 2), Re-approval of Our Annual Cash Incentive Plan (Proposal 3) and Ratification of the Selection of Our Independent Registered Public Accounting Firm (Proposal 4). The advisory vote on our executive compensation, re-approval of our annual cash incentive plan and the ratification of the selection of our independent registered public accounting firm are determined by a majority of the votes cast by the holders of the shares present or represented by proxy at the meeting and voting on each matter. Under our bylaws, abstentions and broker non-votes will have no effect on the determination of whether stockholders have approved the proposal.

Multiple Stockholders per Household

When more than one stockholder share the same address, we will deliver only one notice describing the Internet availability of our proxy materials to that address, unless we have been instructed to the contrary by the stockholders. Similarly, beneficial owners with the same address who hold their shares in street name through a broker, bank or other representative may have elected to receive only one copy of the notice at that address. We will promptly send a separate copy of the notice, our annual report or proxy statement to you if you request one by writing or calling us at Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886 (telephone: 978-776-2000). If you are receiving multiple copies and would like to receive only one copy for your household in the future, you should contact your broker, bank or other representative if you hold shares in street name, or contact our transfer agent, American Stock Transfer & Trust Company, Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York 11219 (telephone: 718-921-8124 or 800-937-5449) if you hold shares in your own name.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes of directors serving staggered three-year terms, with each class being as nearly equal in number as possible. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Our board of directors has nominated Mr. Francis L. McKone and Dr. William P. Tully for election as directors for the three-year term expiring in 2015. Both nominees are currently members of our board of directors. If either nominee becomes unable to serve as a director, the proxy holders may vote the proxy for the election of a substitute nominee to be designated by our board of directors. We do not expect that either nominee will be unable to serve. Directors serve until the expiration of their terms and until their successors have been elected and qualified or until their earlier resignation, death or removal in accordance with our bylaws.

Our board of directors believes that the election of Mr. McKone and Dr. Tully as directors is in the best interests of our company and our stockholders and recommends a vote FOR their election.

Information regarding the names, ages, principal occupations and employment during the past five years of each of our nominees and directors is provided below. We have also included information about each director’s specific experience, qualifications, attributes or skills that led the board to conclude that he should serve as a director. Unless we have specifically noted below, no corporation or organization referred to below is a subsidiary or affiliate of ours. There are no family relationships among any of our directors and executive officers. Information on the stock ownership of our directors is provided in this proxy statement under the heading “Stock Ownership.” Information regarding the compensation of our directors is provided in this proxy statement under the heading “Director Compensation.”

Nominees for Director for the Three-Year Term That Will Expire in 2015

Francis L. McKone	Mr. McKone, 77, has been a member of our board of directors since March 1998. Mr. McKone was chairman of the board of Albany International Corp., a worldwide supplier of paper machine fabrics, from 1998 until his retirement in 2001. He also served as the chief executive officer of Albany International Corp. from 1993 to 2000 and as its president from 1984 to 1998. Mr. McKone is currently a trustee of the Rensselaer Polytechnic Institute. We believe Mr. McKone’s qualifications to serve on our board of directors include his extensive experience in the paper industry, as well as his proven leadership and knowledge of operations as the former chief executive officer of a large public company.

William P. Tully	Dr. Tully, 71, has been a member of our board of directors since December 2010. Dr. Tully is emeritus provost, vice president and professor of the State University of New York, College of Environmental Science and Forestry (SUNY-CESF), at Syracuse, New York, and continues to provide part-time instruction, continuing education and graduate student advising contributions. He first joined SUNY-CESF in 1966 as a professor and was provost, vice president from 1985 to 2005. He is also the State University of New York Chancellor’s appointee to the Board of Governors of the New York Sea Grant Institute of the National Oceanic and Atmospheric Administration. From 2005 until 2008, he was the director of the Division of Engineering at SUNY-CESF, with responsibility for undergraduate, graduate and continuing education programs. From 2000 to 2007, Dr. Tully was also director of the Joachim Center for Forestry Industry, Economy and Environment located at SUNY-CESF, which focuses on improving the understanding and resolution of environmental problems facing the pulp and paper and related forestry industries. We believe Dr. Tully’s qualifications to serve on our board of directors include his academic background and extensive study and knowledge of the paper industry, his experience providing private entrepreneurial consulting advice to companies in the paper industry and his expertise in understanding, assessing and developing new technologies and applications for the pulp and paper industry.

Our directors listed below are not up for election this year and will continue in office for the remainder of their terms and until their successors have been elected and qualified or until their earlier resignation, death or removal in accordance with our bylaws.

Directors Whose Term Will Expire in 2013

Jonathan W. Painter	Mr. Painter, 53, has been our chief executive officer and a member of our board of directors since January 2010 and our president since September 2009. Prior to becoming our president, Mr. Painter was our executive vice president from 1997 to September 2009, and from 2007 to September 2009 had supervisory responsibility for our stock-preparation and fiber-based products businesses. He also served as president of our composites building products business from 2001 until its sale in 2005. Mr. Painter was our treasurer and the treasurer of Thermo Electron Corporation (now named Thermo Fisher Scientific Inc., “Thermo”), a manufacturer of high-tech instrumentation, from 1994 to 1997. Prior to 1994, Mr. Painter held various managerial positions with our company and Thermo. We believe Mr. Painter’s qualifications to serve on our board of directors include his diverse experience in operations, finance and corporate strategy, as well as his role as our chief executive officer.

William A. Rainville	Mr. Rainville, 70, has been chairman of our board of directors since 2001 and a member of our board of directors since 1992. Until his retirement as an employee at the beginning of January 2011, he had served as our executive chairman of the board since 2001. He also served as our president until September 2009 and our chief executive officer until January 2010, positions he held since our incorporation in 1991. Mr. Rainville was chief operating officer, recycling and resource recovery, of Thermo from 1998 until our spinoff from Thermo in August 2001. He joined Thermo in 1972 and also served previously as a senior vice president and vice president. Prior to joining Thermo, Mr. Rainville held positions at Drott Manufacturing, Paper Industry Engineering and Sterling Pulp and Paper. We believe Mr. Rainville’s qualifications to serve on our board of directors include his decades of experience in the paper industry, including as our chief executive officer for 19 years.

Directors Whose Term Will Expire in 2014

John M. Albertine

Dr. Albertine, 67, has been a member of our board of directors since June 2001. Dr. Albertine has been the chairman and chief executive officer of Albertine Enterprises, Inc., a Washington, D.C.-based public policy consulting and merchant-banking firm, since 1990. He also has served since 2005 as a principal of JJ&B, LLC, a Washington, D.C.-based investment bank he founded that provides finance, public policy and legal assistance to clients, and since 2004 as the executive chairman of Global Delta, LLC, a Washington, D.C.-based government contractor specializing in advanced sensor radio frequency and electro-optical technologies. Dr. Albertine served as executive director of the Congressional Joint Economic Committee under Chairman Senator Lloyd Bentsen from 1979 to 1980; president of the American Business Conference, founded by Arthur Levitt, Jr., from 1981 to 1986; and as chairman, appointed by President Ronald Reagan, of a presidential committee on aviation safety from

1987 to 1988. Dr. Albertine is currently a director of Intersections Inc., a global provider of consumer and corporate identity risk management services; a trustee and vice-chairman of the Virginia Retirement System, a public pension fund; and a member of the Governor’s Board of Economic Advisors for the State of Virginia. Within the last five years, Dr. Albertine also served as a director of Intermagnetics General Corp. and Midwest Air Group and as chairman and a director of Integral Systems, Inc. and Semco Energy, Inc. Dr. Albertine holds a Ph.D. in economics from the University of Virginia. We believe Dr. Albertine’s qualifications to serve on our board of directors include his knowledge of the economy, capital markets and diverse businesses, his service on other public company boards and committees, and his education as an economist.

Thomas C. Leonard	Mr. Leonard, 57, has been a member of our board of directors since June 2005 and is the board’s designated “audit committee financial expert.” From July 2008 until March 2012, Mr. Leonard was the senior vice president-finance, treasurer and chief financial officer of Pennichuck Corporation, a publicly traded water utility holding company. From 2006 until June 2008, he was a vice president of CRA International, a consulting firm, where he specialized in forensic accounting. He was previously a managing director specializing in forensic accounting and dispute resolution at Huron Consulting Group LLC, a publicly traded management consulting firm, from 2002 to 2006. Previously, Mr. Leonard was a senior partner at Arthur Andersen LLP, an independent public accounting firm, from 1987 through 2002 and served as partner-in-charge of its New England assurance and business advisory practice. Mr. Leonard is a certified public accountant. We believe Mr. Leonard’s qualifications to serve on our board of directors include his expertise in finance and accounting.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking that our stockholders cast an advisory vote on the executive compensation of our named executive officers, usually referred to as “say-on-pay.” This proposal is required by Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act). In our proxy statement last year, our board of directors recommended that our stockholders cast an advisory vote once every year on the executive compensation of our named executive officers, and our stockholders agreed. We believe it is appropriate to seek the views of our stockholders on the design and effectiveness of our executive compensation program, as described in this proxy statement.

Our compensation philosophy is described in the Compensation Discussion and Analysis contained in this proxy statement. Our goal is to attract and retain a talented leadership group and we seek to accomplish this goal with a compensation program that rewards performance and is aligned with our stockholders’ long-term interests. Our program emphasizes compensation linked to objective performance measures, which we believe are linked in turn to the creation of stockholder value. Highlights of our compensation program include the following:

•

Cash compensation in the form of base salary and an annual performance-based cash incentive award (bonus). We use objective financial measures based on earnings per share growth and return on average shareholders’ equity to determine our executives’ annual performance-based bonus.

•

Equity compensation in the form of annual awards of performance-based restricted stock units and stock options. We use objective financial measures based on earnings before interest, taxes, depreciation and amortization (EBITDA) for our performance-based restricted stock units. All performance-based awards are subject to additional time-based vesting periods once the performance goals have been met.

•	None of the named executive officers has an employment agreement or severance agreement, and all of the named executive officers are employees-at-will.

We believe that our executive compensation program reflects our company’s performance and aligns the pay of our executives to the long-term interests of our stockholders. For example, in 2009, when our company’s financial performance suffered during the economic recession, we froze the salaries of our executive officers and our corporate performance measures resulted in performance-based cash bonus and performance-based equity award payouts that were significantly below target compensation. In contrast, for 2010 and 2011, our company’s financial performance rebounded significantly from the economic downturn, and our corporate performance measures resulted in our named executive officers earning above target performance-based cash bonus awards and the maximum pay-out under our performance-based equity awards.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding upon the board of directors. The outcome of this advisory vote will not overrule any decision by our company or our board of directors (or any of its committees), create or imply any change to the fiduciary duties of our company or our board of directors (or any of its committees), or create or imply any additional fiduciary duties for our company or our board of directors (or any of its committees). However, our compensation committee, which is responsible for designing and administering our executive compensation program, and our board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation

Our board of directors recommends a vote FOR Proposal 2. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

PROPOSAL 3

RE-APPROVAL OF OUR ANNUAL CASH INCENTIVE PLAN

Our board of directors recommends that stockholders re-approve our annual cash incentive plan (Plan) for the payment of performance-based annual cash compensation. Annual cash incentive compensation is a key component of our compensation program and is objectively determined using performance-based financial measures selected by our compensation committee. We are requesting re-approval by our stockholders of the material terms of the performance goals under the Plan so that certain annual cash incentive awards granted under the Plan remain tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code (Section 162(m)). The Plan is a very important part of our overall compensation strategy and is discussed in further detail in the “Compensation Discussion and Analysis” section of this proxy statement.

Section 162(m) limits to $1 million the amount our company may deduct in any one year for compensation paid to a “covered employee,” which for purposes of Section 162(m) generally means the chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) as of the last day of our company’s fiscal year. However, if compensation qualifies as “performance-based” under Section 162(m), it is not subject to the limitation on deductibility, provided that certain conditions are met. One of the conditions requires the material terms of the performance measures permitted to be used to determine performance-based compensation to be disclosed to and re-approved by our stockholders every five years. Our stockholders previously approved our Plan and its material terms at our 2007 annual meeting of stockholders. We are requesting re-approval of our plan at this meeting. No amendments or other changes in the Plan are being proposed at this time.

Summary of the Plan

The following is a summary of the material features of the Plan. A copy of the Plan is filed as an exhibit to our annual report on Form 10-K for the fiscal year ended December 31, 2011, and this summary is qualified in its entirety by reference to the Plan.

General Description of the Plan

With respect to any award under the Plan, our compensation committee:

•	selects the executive officers, officers or other key employees eligible to receive awards and determines the times at which awards are made;

•	determines the performance period applicable to the award (which may coincide with our fiscal year or be for a shorter period);

•	establishes the performance goals that must be achieved in order for awards to be paid under the Plan;

•	determines the extent to which cash payments are actually earned and amounts to be paid upon achievement of performance goals; and

•	establishes the other terms and conditions applicable to any award.

Our compensation committee must establish the performance goals applicable to an award within 90 days of the first day of a performance period and before 25% of the performance period has elapsed. The performance goals established by our compensation committee may include one or more of the following: (i) earnings per share, (ii) return on average shareholders’ equity or average assets, (iii) earnings, (iv) earnings or earnings per share growth, (v) earnings before interest, taxes and amortization (EBITA), (vi) earnings before interest, taxes, depreciation and amortization (EBITDA), (vii) operating income, (viii) operating margins, (ix) division income, (x) revenues, (xi) expenses, (xii) stock price, (xiii) market share, (xiv) return on sales, assets, equity, or investment, (xv) achievement of balance sheet or income statement objectives, (xvi) cash provided from operating activities, (xvii) stock price appreciation, (xviii) shareholder return, (xix) strategic initiatives, (xx) cost control, (xxi) net operating profit after tax, (xxii) pre-tax or after-tax income, (xxiii) cash flow, (xxiv) financial ratios contained in our company’s debt instruments, and (xxv) any other objective goals established by our compensation committee, with respect to awards not required to qualify under Section 162(m). The performance goals established by our compensation committee may take the form of absolute goals or goals relative to past performance of our company or the current or past performance of one or more other companies comparable or similarly situated to our company or of an index covering multiple companies. The performance goals may be particular to a participant, or the department, branch, line of business, subsidiary, segment or other unit in which the participant is employed or for which the participant has supervisory responsibility. To the extent not inconsistent with the qualification of an award as performance-based compensation under Section 162(m), our compensation committee may also specify that the performance goals exclude or be adjusted to reflect any one or more of (i) extraordinary items or other unusual or non-recurring items, (ii) discontinued operations, (iii) gains or losses on the dispositions of discontinued operations, (iv) cumulative effects of changes in accounting principles, (v) the write down of any asset or other impairment, (vi) the effect of foreign currency fluctuations, and (vii) charges for restructuring and rationalization programs.

Following the end of each performance period, our compensation committee determines whether the performance goals were achieved and, based upon the level of achievement, the total amount available for payout. Our compensation committee, in its sole discretion, may reduce the size or eliminate the total amount payable to a participant pursuant to an award. The maximum payment to any participant in the Plan during any calendar year may not exceed $5 million. Award payments may be made to participants only upon the achievement of the applicable performance goals, although our compensation committee may waive the achievement of performance goals in the event of the death, disability, a change in control of our company or, for awards not required to comply with Section 162(m), such other events as our compensation committee may deem appropriate.

Our compensation committee uses the Plan to award annual incentive cash compensation to our executive officers. Currently, we have six executive officers. Although Section 162(m) only limits deductibility for compensation paid to the chief executive officer and other three most highly paid executive officers (other than the chief financial officer), our compensation committee applies the selected performance goals to all our executive officers.

The amounts of any awards that may be payable to eligible employees under the Plan in future years cannot currently be determined.

The Plan does not limit the ability of our compensation committee to award or pay other forms of compensation, including, but not limited to salary, bonus or other stock-based compensation, under other plans, programs or arrangements.

Amendment and Termination

Our compensation committee may at any time amend or terminate the Plan, so long as the amendment or termination does not adversely affect the rights of participants in the Plan with respect to bonus awards that are outstanding, except to the extent necessary to comply with Section 409A of the Internal Revenue Code. Any amendment to the Plan must be approved by our stockholders if required by Section 162(m).

Administration

The Plan is administered by our compensation committee. All of the members of our compensation committee are required to be independent of our management, as required by the rules of the New York Stock Exchange, and all are considered “outside directors” within the meaning of Section 162(m).

Our compensation committee has the full authority, in its sole discretion, to administer and interpret the Plan and to prescribe, amend and rescind rules and regulations, and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of our compensation committee are conclusive, final and binding with respect to the administration of the Plan.

Certain Federal Income Tax Consequences

The following summarizes the operation of Section 162(m), but does not attempt to describe all tax consequences of the Plan. Section 162(m) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on objectively-measured performance goals, are exempted from this limitation on deductibility. In order for compensation to qualify for the exemption, (i) it must be paid solely on account of the attainment of one or more pre-established performance goals, (ii) the performance goals must be established by a committee consisting solely of two or more outside directors, (iii) the material terms under which the compensation is to be paid, including the performance goals, must be disclosed to and approved by stockholders in a separate vote prior to payment, and (iv) prior to payment, the committee must certify that the performance goals and other material terms were in fact satisfied.

We believe that, if the Plan is re-approved by our stockholders, any compensation paid in accordance with the Plan will continue to qualify as performance-based compensation and therefore be deductible by our company.

Recommendation

Our board of directors believes that re-approval of our annual cash incentive plan is in the best interests of our company and stockholders and recommends a vote FOR approval of Proposal 3. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as our company’s independent registered public accounting firm for the 2012 fiscal year. Ernst & Young LLP has served as our company’s independent registered public accounting firm since 2002. Although we are not required to seek stockholder ratification of this selection, our board of directors decided to provide our stockholders with the opportunity to do so. If this proposal is not approved by our stockholders at the 2012 annual meeting, our audit committee will reconsider the selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time during the year.

Representatives of Ernst & Young LLP are expected to be present at the 2012 annual meeting of stockholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation

Our board of directors believes that the ratification of the selection of Ernst & Young LLP as our company’s independent registered public accounting firm for the 2012 fiscal year is in the best interests of our company and stockholders and recommends you vote FOR ratification. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. Current copies of our corporate governance guidelines, code of business conduct and ethics, and charters for our audit, compensation and nominating and corporate governance committees are available on our web site, www.kadant.com, in the Investors section under the caption “Corporate Governance.” We may also use our web site in the future to make certain disclosures required by the rules of The New York Stock Exchange (NYSE), on which our common stock is listed.

Director Independence

Our board of directors has determined that each of the following directors qualifies as an “independent director,” as defined in the listing requirements of the NYSE: Dr. Albertine, Mr. Leonard, Mr. McKone and Dr. Tully. Its findings included an affirmative determination that none of our outside directors has a material relationship with our company. Mr. Rainville, who served as our executive chairman and was an employee until January 2011, and Mr. Painter, who serves as our president and chief executive officer, do not qualify as

“independent directors” under the NYSE rules. Our board of directors has established guidelines to assist it in determining whether a director has a material relationship with our company. Under these guidelines, a director is not considered to have a material relationship with our company if the director is independent and the director:

•

receives, or has a family member that receives, less than $120,000 in direct compensation from our company for services rendered, excluding director and committee fees or deferred compensation for prior service;

•

is an executive officer of another company that does business with our company, unless the annual sales to, or purchases from, our company account for more than the greater of $1 million or 2% of the annual consolidated gross revenues of the company of which the director is an executive officer;

•

is an executive officer of another company that is indebted to our company, or to which our company is indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company of which the director is an executive officer; or

•

is an officer, director or trustee of a charitable organization, unless our company’s discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of the organization’s total annual charitable receipts. For this purpose, the automatic matching of employee charitable contributions is not included in the amount of our company’s contributions.

In addition, ownership of a significant amount of our company’s stock, by itself, does not constitute a material relationship.

For relationships not covered by these guidelines, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board of directors. Current copies of the committee charters are posted on our web site, www.kadant.com.

Our board of directors has determined that all of the members of each committee also meet the independence guidelines applicable to each committee set forth in the listing requirements of the NYSE.

The audit committee is responsible for the selection of our company’s independent registered public accounting firm and assists our board of directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s performance, qualifications and independence, and the performance of our internal audit function. The committee meets regularly with management and our independent registered public accounting firm to discuss the annual audit of our financial statements, the quarterly reviews of our financial statements and our quarterly and annual earnings disclosures. The current members of the audit committee are Mr. Leonard (chairman), Dr. Albertine, Mr. McKone and Dr. Tully and their committee report is included in this proxy statement under the heading “Audit Committee Report.” Mr. Leonard has been designated by our board of directors as its “audit committee financial expert” (as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act).

The compensation committee reviews the performance and determines the compensation of the chief executive officer and other officers of our company, administers executive compensation, incentive compensation and incentive programs and policies, and reviews and assesses management succession planning. The current members of the compensation committee are Dr. Albertine (chairman), Mr. Leonard and Mr. McKone.

The nominating and corporate governance committee identifies and recommends to our board of directors qualified candidates for nomination as directors, develops and monitors our company’s corporate governance principles and evaluates our board’s performance. The current members of the nominating and corporate governance committee are Mr. McKone (chairman), Dr. Albertine and Dr. Tully.

Attendance at Meetings

In 2011, our board of directors met eight times, the audit committee met six times, the compensation committee met five times, and the nominating and corporate governance committee met once. Each director attended over 75% of all meetings of our board of directors and committees on which he served that were held during 2011, except Mr. McKone who attended 70% of all meetings of our board of directors and committees on which he served during that period. Mr. McKone missed certain meetings in 2011 due to a conflict with other commitments.

Our directors are encouraged to attend the annual meeting of stockholders, to the extent practicable. All of our directors attended the 2011 annual meeting of stockholders, except Mr. McKone who was unable to attend for the reasons explained above.

Board Leadership Structure

Our board separated the roles of chief executive officer and chairman of the board beginning with the 2010 fiscal year and believes this leadership structure continues to be appropriate. Our chief executive officer is responsible for setting our strategic direction and the day-to-day leadership and performance of our company. Our chairman of the board provides guidance to the chief executive officer and sets the agenda for board meetings and presides over meetings of the full board of directors.

In addition, because our chairman was an employee of our company until January 2011 and is not considered “independent” under the NYSE rules, we also schedule regular executive sessions of our “non-employee” and independent directors without management present.

The presiding director at these sessions is rotated among the chairmen of the committees of our board of directors, all of whom are independent directors. Our board recognizes that different leadership structures may be appropriate in the future, depending on our company’s circumstances, and will periodically review its leadership structure as situations change.

Board Role in Risk Oversight

Our board of directors administers its risk oversight function directly and through its audit committee. The board of directors and the audit committee regularly discuss with management and our independent auditors, our major risk exposures, their potential financial impact on our company, and the steps we take to manage these risks.

In general, management is responsible for the day-to-day management of the risks our company faces, while the board of directors, acting as a whole and through its audit committee, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our board of directors meets regularly with our chief executive officer to discuss strategy and the risks facing our company. Senior management attend the regular quarterly meetings of the board of directors and are available to address questions and concerns raised by the board of directors on risk management-related and other matters.

The audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. In addition, the audit committee discusses policies with respect to risk assessment and risk management with management, internal audit and the independent auditors.

Nomination of Directors

The nominating and corporate governance committee of our board of directors identifies and evaluates director candidates and recommends to our board of directors qualified candidates for nomination as directors for election at our annual meeting of stockholders or to fill vacancies on our board of directors. The process followed by the committee in fulfilling its responsibilities includes requests to board members and others for recommendations, meetings to evaluate biographical information, experience and other background material relating to potential candidates, and interviews of selected candidates.

In considering candidates, the committee applies the criteria for selection of directors adopted by our board of directors, which is set forth as an appendix to our company’s corporate governance guidelines. These criteria include the following assessments of the candidate’s:

•	integrity;

•	business acumen, experience and judgment;

•	knowledge of our company’s business and industry;

•	ability to understand the interests of various constituencies of our company and to act in the interests of all our stockholders;

•	potential conflicts of interest; and

•	contribution to diversity on our board of directors.

Our criteria specify that the value of diversity on the board of directors should be considered by the committee in the director identification and nomination process. However, we do not have a formal policy on diversity. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The committee believes that the backgrounds and qualifications of our company’s directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities to assist our board of directors in fulfilling its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis prohibited by law.

After completing its evaluation, the nominating and corporate governance committee makes a recommendation to our board of directors as to the persons who should be nominated for election to our board of directors, and our board of directors determines the nominees after considering the recommendation and report of the committee.

The nominating and corporate governance committee will consider candidates recommended by individual stockholders, if their names and credentials are provided to the committee on a timely basis for consideration prior to the annual meeting. Stockholders who wish to recommend an individual to the nominating and corporate governance committee for consideration as a potential candidate for director should submit the name, together with appropriate supporting documentation, to the committee at the following address: nominating and corporate governance committee, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. A submission will be considered timely if it is made during the timeframes disclosed in this proxy statement under “Stockholder Proposals.” The submission must be accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has owned more than 5% of our common stock for at least a year prior to the date the recommendation is made. Submissions meeting these requirements will be considered by the nominating and corporate governance committee using the same process and applying substantially the same criteria it follows for candidates submitted by others. If our board of directors determines to nominate and recommend for election a stockholder-recommended candidate, then the candidate’s name will be included in our company’s proxy card for the next annual meeting of stockholders.

Stockholders also have the right under our company’s bylaws to directly nominate candidates for director, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures described in this proxy statement under “Stockholder Proposals.” Candidates nominated by stockholders in accordance with these bylaw procedures will not be included in our company’s proxy card for the next annual meeting of stockholders.

Communications with Directors

Stockholders and other interested parties who wish to send written communications on any topic to our board of directors, or the presiding director of executive sessions of the non-employee and independent directors, may do so by addressing such communications to our board of directors, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. The independent members of our board of directors have approved a process directing the corporate secretary to monitor communications and to forward certain communications to our board of directors and other matters relating to ordinary business affairs to management for response, if any.

Code of Business Conduct and Ethics

Our company’s code of business conduct and ethics is applicable to all our employees, officers and directors. A current copy of our code of business conduct and ethics is posted on our web site, www.kadant.com. We intend to satisfy disclosure requirements of the Securities and Exchange Commission (SEC) and NYSE regarding amendments to, or waivers of, our code of business conduct and ethics on our web site.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, our compensation committee was comprised solely of independent directors, and none of our officers, former officers or employees served on the committee. During fiscal 2011, none of our executive officers served on the board of directors or compensation committee of another company in which any of our directors also served as a director or executive officer.

Certain Relationships and Related Party Transactions

We review relationships and transactions between our company and our directors, nominees for director, executive officers or their immediate family members to determine whether these individuals have a direct or indirect material interest in a transaction, based on the facts and circumstances. Such transactions are referred to the disinterested members of the audit committee of our board of directors to review and approve or ratify the transaction. Directors and executive officers are canvassed in writing to determine whether such related party transactions exist or are under consideration, and are required under our code of business conduct and ethics to disclose to us potential conflicts of interest with our company.

SEC rules require us to disclose certain relationships and related party transactions our company enters into with our directors, nominees for director, executive officers, owners of more than 5% of the outstanding shares of our common stock, or members of their immediate families. Our company has not entered into any such disclosable relationships or transactions since the beginning of our 2011 fiscal year and no such disclosable relationships are currently proposed.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of shares of our common stock as of March 1, 2012, with respect to:

•	those persons we know to beneficially own more than 5% of the outstanding shares of our common stock based on our review of filings made with the SEC;

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table under the heading “Executive Compensation;” and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of any person or entity listed is c/o Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number (2)	% of Class
Wells Fargo & Company (3)	1,269,751	10.9%
Dimensional Fund Advisors LP (4)	1,045,656	9.0%
BlackRock, Inc. (5)	735,459	6.3%
Vanguard Group, Inc. (6)	672,358	5.8%
John M. Albertine	13,750	*
Sandra L. Lambert	38,015	*
Eric T. Langevin	44,269	*
Thomas C. Leonard	33,750	*
Francis L. McKone	44,080	*
Thomas M. O’Brien	52,964	*
Jonathan W. Painter	138,337	*
Jeffrey L. Powell	28,027	*
William A. Rainville	49,400	*
William P. Tully	6,250	*
All directors and current executive officers as a group (11 persons)	456,456	3.8%

* Less than 1%

(1)	The number of shares beneficially owned by each stockholder is determined under the rules of the SEC, and the information provided is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, as determined under such rules, each stockholder has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares reported in this table. The inclusion of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)	Shares beneficially owned by the following individuals or group include the following shares underlying restricted stock units that will vest within 60 days after March 1, 2012: Dr. Albertine (1,250), Ms. Lambert (2,909), Mr. Langevin (7,836), Mr. Leonard (1,250), Mr. McKone (1,250), Mr. O’Brien (9,600), Mr. Painter (27,700), Mr. Powell (6,897), Mr. Rainville (1,250), Dr. Tully (1,250) and all directors and executive officers as a group (63,131). Shares beneficially owned by the following individuals or group include the following shares underlying employee stock options that are vested and unexercised as of March 1, 2012 or will vest within 60 days after March 1, 2012: Ms. Lambert, (5,918), Mr. Langevin (15,957), Mr. O’Brien (19,541), Mr. Painter (59,338), Mr. Powell (13,875), and all directors and executive officers as a group (118,286). Shares beneficially owned by Mr. McKone include 2,569 shares allocated to his account maintained under our deferred compensation plan for directors, which was discontinued in 2002. Shares beneficially owned by Mr. Painter include three shares held in a custodial account for the benefit of a minor child.

(3)	The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. Wells Fargo & Company filed on its own behalf and as the parent holding company of Wells Capital Management Incorporated; Wells Fargo Funds Management, LLC; Wells Fargo Advisors, LLC; and Wells Fargo Bank, N.A. Both Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC are registered investment advisors; Wells Fargo Bank, N.A. is a bank; and Wells Fargo Advisors, LLC is a broker dealer. The information about Wells Fargo & Company is based on an amendment to its Schedule 13G filed with the SEC on January 20, 2012, and is as of December 31, 2011.

(4)	The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (the “Dimensional Funds”). In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over our shares that are owned by the Dimensional Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The information about Dimensional Fund Advisors LP is based on an amendment to its Schedule 13G filed with the SEC on February 13, 2012, and is as of December 31, 2011.

(5)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. BlackRock, Inc. filed as the parent holding company of BlackRock Japan Co. Ltd, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC and BlackRock Investment Management, LLC. The information about BlackRock, Inc. is based on an amendment to its Schedule 13G filed with the SEC on February 13, 2012, and is as of December 31, 2011.

(6)	The address of Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard Group, Inc. is a registered investment advisor, and filed on its own behalf and as the parent company of Vanguard Fiduciary Trust Company, which serves as investment manager of collective trust accounts. The information about Vanguard Group, Inc. is based on its Schedule 13G filed with the SEC on February 9, 2012, and is as of December 31, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our securities. Based solely upon a review of these filings, all Section 16(a) filing requirements applicable to such persons were complied with during 2011 on a timely basis.

Securities Authorized for Issuance Under Equity Incentive Plans at Fiscal Year-End

The following table provides information about shares available for issuance under our equity compensation plans as of December 31, 2011:

Equity Compensation Plan Information
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	562,788	(1)	$19.24	(1)	825,012	(2)
Equity compensation plans not approved by stockholders (3)	1,667		$18.65		—

Total	564,455	(1)	$19.24	(1)	825,012	(2)

(1)	Excludes an aggregate of 129,004 shares of common stock issuable under our employees’ stock purchase plan in connection with current and future offering periods under the plan. Excludes 2,569 shares reserved for issuance pursuant to our deferred compensation plan for directors.

(2)	Includes an aggregate of 129,004 shares of common stock issuable under our employees’ stock purchase plan in connection with current and future offering periods under the plan. Excludes 2,569 shares reserved for issuance pursuant to our deferred compensation plan for directors.

(3)	Represents an outstanding award under our 2001 employee equity incentive plan. No future awards may be made under this plan.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives

Our compensation policies are designed to reward and motivate executives to achieve long-term value for our stockholders by meeting our business objectives, and to attract, engage and retain dedicated, talented individuals. We believe that an executive compensation program, designed and administered with a clear and strong link to our business strategy, long-term goals, and value creation for our stockholders, will accomplish these objectives.

Executive Summary

Our executive compensation program emphasizes compensation linked to objective performance measures, which we believe are linked in turn to the creation of stockholder value. Highlights of our compensation program include the following:

•

Cash compensation in the form of base salary and an annual performance-based cash incentive award (bonus). We use objective financial measures based on earnings per share growth and return on average shareholders’ equity to determine our executives’ annual performance-based bonus.

•

Equity compensation in the form of annual awards of performance-based restricted stock units and stock options. We use objective financial measures based on earnings before interest, taxes, depreciation and amortization (EBITDA) for our performance-based restricted stock units. All performance-based awards are subject to additional time-based vesting periods once the performance goals have been met.

We believe that our executive compensation program reflects our company’s performance and aligns the pay of our executives to the long-term interests of our stockholders. For example, in 2009, when our company’s financial performance suffered during the economic recession, we froze the salaries of our executive officers and our corporate performance measures resulted in performance-based cash bonus and performance-based equity award payouts that were significantly below target compensation. In contrast, for 2010 and 2011, our company’s financial performance rebounded significantly from the economic downturn, and our corporate performance measures resulted in our named executive officers earning above target performance-based cash bonus awards and the maximum pay-out under our performance-based equity awards.

2011 Financial Performance Highlights

Our compensation committee typically makes its determinations on executive compensation for the named executive officers in February and March of each year, after the completion of the audit of our company’s financial results for the prior year. Our company’s financial performance in 2011 exceeded our expectations in several important respects. We reported the following financial highlights in our 2011 earnings release (available on our web site at www.kadant.com):

•	revenues from continuing operations of $335.5 million, an increase of 24% over the prior year;

•	operating income from continuing operations of $38.7 million, an increase of 55% over the prior year;

•	net income from continuing operations of $33.6 million, an increase of 82% over the prior year;

•	GAAP diluted earnings per share (EPS) of $2.74, an increase of 85% over the prior year;

•	adjusted diluted EPS of $2.10, an increase of 49% over the prior year; and

•	adjusted EBITDA of $44.7 million, a record 13.3% of revenues, and an increase of 43% over the prior year.

Our compensation committee uses certain financial measures that are derived from generally accepted accounting principles (GAAP) to measure the performance of our named executive officers, including adjusted diluted EPS and adjusted EBITDA. These non-GAAP financial measures are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. We believe these measures allow us to compare results consistently between periods and to exclude certain items that may not be indicative of our core business, operating results or future outlook. Our compensation committee uses these non-GAAP measures as a basis for compensation decisions relating to our performance-based compensation as described below. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is included in Annex A.

2011 Say-on-Pay Vote

At our company’s 2011 annual meeting of stockholders, stockholders had the opportunity to approve our executive compensation program by casting a non-binding, advisory vote. A substantial majority of our stockholders approved our program (over 82% of the votes cast were in favor), indicating that major changes to our executive compensation program are not necessary at this time. Our compensation committee considered the stockholder vote in making its determination not to change the structure of our compensation program in 2011 and 2012.

Determining Compensation

The compensation committee of our board of directors has primary responsibility for developing and evaluating the executive compensation for the named executive officers of our company included in the Summary Compensation Table below under “Executive Compensation.” In making compensation decisions, our compensation committee reviews our company’s performance and evaluates each executive’s performance during the year, taking into consideration performance goals, leadership qualities, scope of responsibilities, career experience and long-term potential. Our compensation committee uses its judgment in making compensation decisions.

Our compensation committee is responsible for evaluating the performance of our chief executive officer and determining his compensation in light of the goals and objectives of our compensation program. It also oversees the design, development and implementation of the executive compensation program for all executive officers. Our compensation committee assesses the performance of our other named executive officers and determines their compensation, based on initial recommendations from the chief executive officer. The other named executive officers do not play a role in their own compensation determinations, and our compensation committee delegates to the chief executive officer the responsibility to communicate its compensation decisions and assessment of performance to the other named executive officers.

Role of Compensation Committee Consultant. Our compensation committee retains a nationally-recognized firm, Towers Watson, as its independent compensation consultant to assess the competitiveness and design of our executive compensation program and to advise the committee on the amount and form of executive compensation and succession planning. The compensation committee generally relies on Towers Watson to provide it with comparison group benchmarking data and information as to market practices and trends, to inform it of evolving and best practices in executive compensation, and to summarize alternative proposals in structuring executive compensation arrangements. Towers Watson meets regularly with the compensation committee and attends executive sessions without management as requested by the compensation committee.

Compensation Peer Group. Towers Watson provides annual market data and other specific information on executive compensation and periodically meets with our compensation committee and management to discuss specific compensation data and compensation trends. To ensure that compensation levels are aligned with competitive market rates, our compensation consultant conducts an annual competitive compensation review. For the review, market compensation data is extracted from (1) published executive compensation surveys from Towers Watson’s own and other proprietary databases and (2) annual proxy filings from peer group companies. The companies we survey include paper and forest product companies and certain diversified technology companies principally based in New England with whom we could potentially compete for executive talent. While we do not utilize other peer groups for purposes of compensation decision-making, our compensation committee often reviews information based on other peer groups, such as those based on global industry classification standards (GICS), to understand the compensation levels in those organizations. Because the size of our compensation peer groups vary, our compensation consultant adjusts the market data from our compensation peer groups based on our revenue level to develop comparable comparisons of executive compensation. We use substantially the same peer group in our competitive compensation review from year to year, although we make changes in the composition of our peer companies to reflect mergers or other extraordinary corporate events (such as bankruptcy filings) or to add other comparable companies. For these reasons, our 2011 compensation peer group did not include Abitibi-Bowater Inc., Caraustar Industries Inc. or Smurfit-Stone Container Corporation. For our review of 2011 compensation, our compensation peer group was comprised of the following companies:

Albany International Corporation Avid Technology Inc. Charles River Laboratories International Inc. CIRCOR International Inc. Domtar Inc. Dover Corporation International Paper Company

Louisiana-Pacific Corporation

MeadWestvaco Corporation

Neenah Paper Inc.

Packaging Corporation of America

Parametric Technology Corporation

Plum Creek Timber Company Inc.

Potlatch Corporation

Rock-Tenn Company

Temple-Inland Inc. Thermo Fisher Scientific Inc. Varian Semiconductor Equipment Associates Inc. Watts Water Technologies Inc. Wausau Paper Corporation Weyerhaeuser Company Xerium Technologies Inc.

Components of Executive Compensation

Our compensation program meets our executive compensation objectives by using the following pay and benefit elements:

•	annual cash compensation, consisting of base salary and cash incentive compensation;

•	equity incentive compensation; and

•	other elements of compensation, including retirement and 401(k) plans, health and welfare benefits and change in control agreements.

Our compensation committee believes that the combination of these elements rewards performance, through an assessment of individual performance and company financial measures, aligns the interests of management with our stockholders, and assists in the retention of our executives. The significant majority of the compensation for our named executive officers is in the form of performance-based pay, consisting of the cash incentive and equity incentive compensation elements of our compensation program. We determine the compensation of our chief executive officer using the same principles and methodologies as used for our other named executive officers, except that his compensation is more heavily weighted toward performance-based pay.

Annual Cash Compensation

Base Salary. Base salaries are determined by considering the executive’s job responsibilities and competitive compensation rates for executives with similar roles in the marketplace. Base salaries are reviewed and adjusted annually in the compensation committee’s discretion based on a variety of factors, including general or regional economic conditions, cost of living changes, executive performance and changes in market rates of pay for comparable executives. We target our base salaries, on average, at the 50th percentile based on our compensation peer group. Specific executive salaries may be higher or lower than the 50th percentile, based on performance, experience, skills and responsibilities. For example, our chief executive officer’s base salary is well below market median and approximates the 25th percentile of our compensation peer group, as his compensation is more heavily weighted toward performance-based incentives. In March 2011, our compensation committee approved increases in base salaries of the named executive officers for the 2011 fiscal year, targeted, on average, at the 50th percentile of our compensation peer group for the particular position. In March 2012, our compensation committee approved increases of 2.6% to 3.5% in base salaries of our named executive officers for the 2012 fiscal year.

Cash Incentive Compensation. Cash incentive compensation is paid annually and determined based on the achievement of pre-determined quantitative performance measures under our cash incentive plan that was adopted and approved by our stockholders in 2007. We are seeking re-approval by our stockholders of our cash incentive plan at this meeting. Each year, our compensation committee selects the executives who will receive an incentive opportunity under the plan, establishes a reference (i.e. target) bonus for each executive, determines the performance period applicable to the award and establishes the performance goals applicable to the awards.

Our compensation committee annually determines a reference bonus for each of our named executive officers based on assessments of the executive’s job responsibilities, length of service and competitive market compensation data, when compared to our compensation peer group. Base salary and reference bonus together (target total cash compensation) are meant to approximate the median of competitive compensation for executives with similar responsibilities and experience, based on assessments of our compensation peer group. Actual target total cash compensation of a particular executive may be higher or lower than the 50th percentile, based on performance, experience, skills and responsibilities. For example, target total cash compensation for our chief executive officer approximates the 25th percentile of our compensation peer group, and his reference bonus constitutes a higher percentage of his base salary (approximately 70%) as his target total cash compensation is weighted more heavily toward performance-based incentives. In March 2011, our compensation committee approved increases in reference bonuses for our named executive officers for the 2011 fiscal year, ranging from 3.7% to 4.9%, to reflect individual performance and to better align pay to competitive market levels. In March 2012, our compensation committee approved increases of 3.1% to 4.1% in the reference bonuses of our named executive officers for the 2012 fiscal year.

In March 2011, our compensation committee made awards under our cash incentive plan to the named executive officers and established the 2011 fiscal year as the applicable performance period. For 2011, the corporate financial measures established by our compensation committee related to the financial performance of our continuing operations and were (i) growth in earnings per share as compared to the average earnings per share for the prior two fiscal years and (ii) adjusted return on average shareholders’ equity (the average of shareholder’s equity at the beginning and end of the period). We adjust these measures for certain non-recurring items, restructuring charges, gains or losses on dispositions of assets, results of discontinued operations, effects or changes in or adoption of accounting principles, and write-downs of assets or asset impairment, to reflect the performance of our continuing operations.

At the end of the performance period, actual performance is then measured against a linear scale of performance that assigns a bonus factor to a level of actual performance for each measure. These linear scales have been in use by our compensation committee for several years and are not changed on a year to year basis. The scale used to measure growth in adjusted earnings per share is a linear progression measuring growth from zero to a maximum of 30% and yields a bonus factor from zero to a maximum of four. The scale used to measure adjusted return on average shareholders’ equity has two slopes: a linear progression measuring adjusted return on average shareholders’ equity from zero to 12%, which yields a bonus factor from zero to 1.75, and a linear progression from 12% to a maximum of 16%, which yields a bonus factor from 1.75 to a maximum of 2.

For 2011, our adjusted earnings per share exceeded the prior two-year average adjusted earnings per share by 160%, exceeding the 30% cap for this performance measurement, and resulting in a maximum bonus factor of 4.0. The adjusted return on average shareholders’ equity was 12% for 2011, and resulted in a bonus factor of 1.75. In 2011, these performance measures were weighted one-third on earnings per share growth and two-thirds on return on shareholders’ equity for all of the named executive officers, and resulted in a weighted bonus factor of 2.5. In February 2012, our compensation committee determined to pay cash incentives by applying the weighted objective bonus factor to the reference bonus for each executive, resulting in the non-equity compensation reported in the Summary Compensation Table.

In March 2012, our compensation committee selected the executives who are eligible to receive incentive opportunities under our cash incentive plan for 2012, including all the named executive officers, and established the 2012 fiscal year as the applicable performance period. For 2012, the corporate financial measures established by our compensation committee are the same as in prior years and relate to our continuing operations and are based on (i) growth in earnings per share as compared to the average earnings per share for the prior two fiscal years and (ii) adjusted return on average shareholders’ equity.

Equity Incentive Compensation

Our compensation committee considers equity-based awards to the named executive officers each year, as part of our compensation program. Starting in 2010, our compensation committee, after consultations with our independent compensation consultant that had evaluated our equity compensation program against market practice, decided to award annually a portfolio of performance-based restricted stock units (RSUs) and stock options to our named executive officers. Our compensation committee targets the total estimated value of the long-term equity awards to the 50th percentile of market compensation for long-term equity awards for executives in comparable positions based on our survey data, and adjusts the estimated value to be delivered to reflect the committee’s assessment of individual performance, value to the organization, and similar factors. Specific target equity incentives may be higher or lower than the 50th percentile. For example, target equity incentives for our chief executive officer are slightly above the 50th percentile, as his compensation is weighted more heavily toward equity incentives rather than cash incentives. Our compensation committee believes that a mixed portfolio allows executives to be compensated for both short-term performance with a longer-term retention element, as represented by performance-based RSUs, and for long-term appreciation in our stock performance, as represented by stock options. The performance-based RSUs awarded to our named executive officers have a one-year performance measurement period linked to the fiscal year in which they are granted. Our compensation committee uses as the performance measure EBITDA generated from our continuing operations for the fiscal year in which the award is made and adjusted to exclude the effects of restructuring costs, non-cash compensation and other non-recurring items (adjusted EBITDA). At the end of the fiscal year, our compensation committee determines the actual adjusted EBITDA and compares it to the target adjusted EBITDA, to determine whether and to what extent the performance measure has been achieved, or “earned.” Performance is measured against a linear progression that has two slopes, which is intended to reward performance exceeding the target. If actual adjusted EBITDA is between 50% and 100% of the target adjusted EBITDA, the number of shares deliverable pursuant to the RSU is adjusted using a straight-line linear scale between 50% and 100% of the target RSU amount. If actual adjusted EBITDA is between 100% and 115% of the target adjusted EBITDA, the number of shares deliverable pursuant to the RSU is adjusted using a straight-line linear scale between 100% and 150% of the target RSU amount. If actual adjusted EBITDA is below 50% of the target adjusted EBITDA, no shares are earned and the RSU is forfeited. To the extent an RSU award is earned, it is then subject to additional time-based vesting in three equal annual installments, provided that the executive remains employed with our company on the vesting date. Our compensation committee seeks to establish an aggressive, but achievable, adjusted EBITDA target based on our company’s expectations for the fiscal year.

The stock options awarded to our named executive officers are granted at fair market value and vest in three annual installments on each of the first, second and third anniversary of the grant date and expire 10 years from the grant date.

Using this methodology, in March 2011, our compensation committee awarded stock options and performance-based RSUs to all of the named executive officers. The estimated value of the March 2011 awards granted to the named executive officers were split 60/40 between RSUs and stock options. The target adjusted EBITDA established by our compensation committee for the 2011 fiscal year was $40.8 million. In February 2012, our compensation committee determined that the actual adjusted EBITDA for fiscal 2011 was $48.7 million and exceeded the target adjusted EBITDA by nearly 120%, which resulted in the maximum adjustment in the number of RSUs earned for the 2011 fiscal year equal to 150% of the target RSU amount for each executive. The RSUs and stock options awarded in 2011 to our named executive officers are reported below in the table “Executive Compensation—Grants of Plan-Based Awards in Fiscal 2011.”

In March 2012, our compensation committee continued to use this methodology to award stock options and RSUs to all of the named executive officers. The estimated value of the March 2012 awards granted to the named executives officers were split 60/40 between RSUs and stock options. The grant date fair value of the RSUs and stock option awards were $21.91 and $11.69 per share, respectively.

Other Elements of Compensation

Retirement and 401(k) Plans. We offer a 401(k) plan to our employees based in the United States, including our named executive officers. The 401(k) plan provides for a company matching contribution based on the amount the employee voluntarily contributes, up to a maximum amount. In addition, all our named executive officers, except Mr. Powell, are participants in a noncontributory defined benefit retirement plan (Retirement Plan), which is described in “Executive Compensation—Pension Benefits in Fiscal 2011.”

In March 2011, our compensation committee determined that the pension benefits of our named executive officers did not align with market practices and adopted an unfunded restoration plan (Restoration Plan) for the benefit of certain participants in our Retirement Plan whose benefits are reduced as a consequence of applicable Internal Revenue Service (IRS) limits on the level of contributions and benefits. For those executive officers participating in our Retirement Plan, the Restoration Plan is designed to provide participants a comparable level of retirement benefits to those provided to other participants in our Retirement Plan, relative to their compensation as defined in our Retirement Plan. All of our named executive officers, except Mr. Powell, are participants in the Restoration Plan. Following the participant’s termination of employment, the Restoration Plan will provide a benefit upon retirement payable in a lump sum that is in addition to the benefit payable from our Retirement Plan. The additional benefit would be equal to the difference between the benefit payable under our Retirement Plan calculated with and without application of the IRS limitations. The benefit under the Restoration Plan vests on December 31, 2013 for participants in the Restoration Plan as of its adoption, although vesting is accelerated upon the participant’s death or disability, or upon a change-in-control of our company, as such terms are defined in the Restoration Plan, provided the participant was then employed by us. The Restoration Plan is an unfunded nonqualified defined benefit plan.

All our named executive officers are employees-at-will and can retire at any time. Executives who meet the eligibility requirements may retire early (before the normal retirement age of 65 under our retirement plans) but will receive reduced benefits compared to the benefits received at normal retirement age under our retirement plans. We do not offer extra years of credited service to participants in retirement plans, except under our change in control agreements with our named executive officers.

Health and Welfare Benefits. We offer health and welfare benefits to all salaried employees. These benefits include medical benefits, dental benefits, life insurance, short- and long-term disability plans, accidental death and dismemberment insurance, travel insurance, dependent care and flexible spending accounts and other similar benefits. The cost of these programs is not included in our Summary Compensation Table below for the named executive officers (except as noted) because they are offered to employees generally. We do not provide post-retirement health coverage to our named executive officers.

Change in Control Agreements. We have had change in control arrangements in effect with our named executive officers since our spinoff from Thermo Electron Corporation, now known as Thermo Fisher Scientific Inc. (Thermo), in 2001 (except for Mr. Powell, whose agreement was entered into in 2008, when he joined our company). These agreements provide severance benefits to our named executive officers if their employment is terminated under specified circumstances within 24 months after a change in control (known as a “double trigger”). We believe that such agreements help retain key management in times of transition and enable them to focus on the business and the best interests of stockholders without undue concern for the security of their jobs. These agreements are described below under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Executive Retention Agreements.”

No Employment and Severance Agreements. In general, we do not enter into employment or severance agreements with our named executive officers.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to the chief executive officer and the three most highly compensated executive officers (other than the chief financial officer) in excess of $1 million per person, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). We consider the potential effect of Section 162(m) in designing our executive compensation programs, but we reserve the right to use our independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on our company. Our annual cash incentive plan and our performance-based restricted stock units have been designed to meet the requirements of Section 162(m). We are requesting re-approval of our cash incentive plan at this meeting in order to continue to meet the requirements of Section 162(m). From time to time, we re-examine our executive compensation practices and the effect of Section 162(m).

Stock Ownership Guidelines

We believe that executive stock ownership is important in aligning the interests of our directors and executives with those of our stockholders. In March 2011, we adopted stock ownership guidelines for our directors and executive officers. Our guidelines require our non-employee directors to hold shares equivalent in value to three times the annual cash retainer for directors, measured annually at the end of each fiscal year. Our chief executive officer is required to hold shares equivalent in value to three times his annual base salary. Our executive officers, other than the chief executive officer, are required to hold shares equivalent in value to one times their annual base salary. For purposes of calculating stock ownership, we include shares beneficially held by each director or officer and earned, but unvested, restricted stock unit awards. We do not include vested or unvested stock options. Compliance with the guidelines is measured annually following the close of the fiscal year, and our directors and executive officers have five years from the later of the adoption of our stock ownership guidelines or their appointment as a director or executive officer to attain compliance.

Risk Assessment of Our Compensation Policies

Our compensation committee has reviewed our compensation program, and based on that review, has concluded that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company. We believe that our policies are applied consistently across our businesses, and that our focus on corporate profitability, as opposed to other measures such as revenue growth, encourages consistent behavior across our organization.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board of directors has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on such review and discussions, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors,

John M. Albertine (chairman)

Thomas C. Leonard

Francis L. McKone

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation information for our chief executive officer (our principal executive officer), our chief financial officer (our principal financial officer), and our three other most highly compensated executive officers in fiscal 2011. These executive officers are collectively referred to as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Jonathan W. Painter	2011	$440,000	—	$986,040	$488,467	$777,500	$188,696	$34,914	$2,915,617
President and Chief	2010	$425,000	—	$616,395	$517,300	$664,200	$26,584	$34,856	$2,284,335
Executive Officer (5)	2009	$240,000	$22,400	$33,118	—	$17,500	$23,630	$29,918	$366,566
Thomas M. O’Brien	2011	$312,000	—	$358,535	$177,613	$477,500	$327,788	$21,931	$1,675,367
Executive Vice	2010	$297,000	—	$204,048	$165,536	$402,948	$53,081	$21,995	$1,144,608
President and Chief	2009	$288,000	$33,700	$66,193	—	$17,600	$49,078	$22,808	$477,379
Financial Officer
Eric T. Langevin	2011	$290,000	—	$292,450	$144,871	$405,000	$210,946	$27,088	$1,370,355
Executive Vice President and Chief Operating Officer (6)	2010	$277,000	—	$166,682	$135,222	$343,170	$43,354	$23,366	$988,794
	2009	$225,000	$24,100	$33,118	—	$30,900	$34,850	$29,862	$377,830

Jeffrey L. Powell	2011	$262,000	—	$263,367	$130,453	$365,000	—	$30,000	$1,050,820
Senior Vice President (7)	2010	$250,000	—	$143,344	$116,289	$309,960	—	$29,955	$849,548
	2009	$225,000	$25,700	$33,118	—	$12,500	—	$29,836	$326,154
Sandra L. Lambert	2011	$234,000	—	$108,664	$53,816	$242,500	$91,085	$29,895	$759,960
Vice President, General Counsel and Secretary

(1)	Represents the aggregate grant date fair value for equity awards made to our named executive officers in fiscal years 2009, 2010 and 2011. These amounts do not reflect whether the named executive officer has actually realized a financial benefit from the award. Grant date fair value of option awards is computed in accordance with Accounting Standards Codification Topic 718. For a discussion of the assumptions and methodologies used to calculate grant date fair value in this proxy statement, please refer to Note 3 of the financial statements in our annual report on Form 10-K for the year ended December 31, 2011.

(2)	Represents amounts earned for 2009, 2010 and 2011 under our cash incentive plan. Our 2011 cash incentive plan awards are described above under “Compensation Discussion and Analysis—Annual Cash Compensation.”

(3)	Represents the annual change in pension plan value from the beginning to the end of the fiscal year under our defined benefit retirement and restoration plans, described below under the heading “Pension Benefits in Fiscal 2011.”

(4)	Represents the total amount of all other compensation provided to our named executive officers, and includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our 401(k) savings plan made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. In 2011, the employer contribution made under our 401(k) savings plan for each named executive officer was $11,025. In 2011, our life insurance policies provided coverage of two times an executive’s base salary up to a maximum of $1 million.

(5)	Mr. Painter was appointed our president and chief operating officer, effective September 1, 2009, and became our president and chief executive officer effective January 3, 2010. Prior to September 1, 2009, he served as our executive vice president.

(6)	Mr. Langevin was appointed our executive vice president and chief operating officer effective January 3, 2010. Prior to that date he was our senior vice president.

(7)	Mr. Powell was appointed our senior vice president and became an executive officer of our company effective September 1, 2009. He previously served as our vice president, new ventures.

Grants of Plan-Based Awards in Fiscal 2011

The following table provides information on individual grants and awards of equity-based compensation made to our named executive officers during fiscal 2011.

Grants of Plan-Based Awards in Fiscal 2011
Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)	Estimated Future Payouts under Equity Incentive Plan Awards (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3) (FAS 718)
Jonathan W. Painter	2/23/11	$777,500	—	—	—	—
	3/9/11	—	39,600	—	—	$986,040
	3/9/11	—	—	38,013	$24.90	$488,467
Thomas M. O’Brien	2/23/11	$477,500	—	—	—	—
	3/9/11	—	14,399	—	—	$358,535
	3/9/11	—	—	13,822	$24.90	$177,613
Eric T. Langevin	2/23/11	$405,000	—	—	—	—
	3/9/11	—	11,745	—	—	$292,450
	3/9/11	—	—	11,274	$24.90	$144,871
Jeffrey L. Powell	2/23/11	$365,000	—	—	—	—
	3/9/11	—	10,577	—	—	$263,367
	3/9/11	—	—	10,152	$24.90	$130,453
Sandra L. Lambert	2/23/11	$242,500	—	—	—	—
	3/9/11	—	4,364	—	—	$108,664
	3/9/11	—	—	4,188	$24.90	$53,816

(1)	Represents the cash amount earned in 2011 pursuant to an award under our cash incentive plan. In granting the award, our compensation committee established performance goals for the 2011 fiscal year as described in “Compensation Discussion and Analysis—Annual Cash Compensation—Cash Incentive Compensation.” In February 2012, our compensation committee determined the level of achievement of the performance goals resulting in the payout of awards at the level disclosed in this table. See “Compensation Discussion and Analysis—Annual Cash Compensation.”

(2)	Represents the number of shares subject to a performance-based RSU award granted in 2011 under our 2006 equity incentive plan. The RSUs were subject to performance goals for the 2011 performance period that our compensation committee determined were met for the 2011 performance period. See “Compensation Discussion and Analysis—Equity Incentive Compensation.” The RSUs are subject to additional time-based vesting, and one-third of the RSUs vest on each anniversary of March 10, beginning on March 10, 2012, provided the named executive officer remains employed with our company on each vesting date. The vesting of the RSUs is accelerated upon a change in control of our company.

(3)	Represents the grant date fair value of RSUs or stock options awarded to our named executive officers in 2011, which were $24.90 and $12.85 per share, respectively.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on outstanding equity awards held by our named executive officers as of the end of fiscal 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
Jonathan W. Painter	—	38,013	$24.90	3/9/2021	68,600	$1,396,970
	23,334	46,666	$14.17	3/3/2020
Thomas M. O’Brien	—	13,822	$24.90	3/9/2021	23,999	$542,617
	7,467	14,933	$14.17	3/3/2020
Eric T. Langevin	—	11,274	$24.90	3/9/2021	19,587	$442,862
	6,100	12,198	$14.17	3/3/2020
Jeffrey L. Powell	—	10,152	$24.90	3/9/2021	17,321	$391,628
	5,246	10,490	$14.17	3/3/2020
Sandra L. Lambert	—	4,188	$24.90	3/9/2021	7,271	$164,397
	2,261	4,522	$14.17	3/3/2020

(1)	Each stock option listed vests and becomes exercisable in three equal annual installments beginning on the first anniversary of the grant date, provided the named executive officer remains employed by our company through the applicable vesting dates. The vesting of the options is accelerated upon a change in control of our company.

(2)	Represents the number of our shares underlying RSU awards that vest at various dates after December 31, 2011, provided that the named executive officer remains employed with our company through the applicable vesting dates. The vesting of the RSU awards is accelerated upon a change in control of our company.

(3)	Reflects the closing price of our common stock of $22.61 on December 30, 2011, the last trading day before the close of our fiscal year.

Option Exercises and Stock Vested in Fiscal 2011

The following table provides information on the exercises of options and vesting of restricted stock units during fiscal 2011 for each of our named executive officers. No other equity awards vested or were exercised during fiscal 2011.

Option Exercises and Stock Vested in Fiscal 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan W. Painter	0	—	18,410	$444,380
Thomas M. O’Brien	0	—	12,615	$294,537
Eric T. Langevin	0	—	7,831	$184,666
Jeffrey L. Powell	0	—	7,282	$171,188
Sandra L. Lambert	0	—	3,559	$83,290

(1)	Determined by multiplying the number of shares vesting by the market value on the vesting dates.

Pension Benefits in Fiscal 2011

We provide retirement benefits to our named executive officers under our noncontributory defined benefit retirement plan (Retirement Plan) and unfunded restoration plan (Restoration Plan). All our named executive officers, except Mr. Powell, are participants in in the Retirement Plan and Restoration Plan.

Retirement Plan. Under our Retirement Plan, each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), based on up to 1.75% of his average monthly compensation before retirement, multiplied by his years of service (up to a maximum of 30 years). Full credit is given for the first 25 years of service, and half credit is given for years over 25 and less than 30. Eligible employees who retire early (before the normal retirement age of 65) receive reduced benefits compared to the benefits they would receive at the normal retirement age. Average monthly compensation is generally defined as average monthly base salary over the five consecutive years of highest compensation in the ten-year period preceding retirement, but the annualized compensation used may not exceed an IRS-prescribed limit for each year applicable to tax-qualified plans, which was $245,000 in 2011. Benefits under the retirement plan are fully vested after five years of service. The actual benefits that would be received by the participants are subject to reduction for Social Security benefits. This plan was closed to new participants at the end of fiscal 2005, as we shifted our focus to providing defined contribution benefit plans to employees. Mr. Powell joined our company in 2008 and is not eligible to participate in the Retirement Plan.

Restoration Plan. Our Restoration Plan was adopted in 2011 for the benefit of certain participants in our Retirement Plan whose benefits are reduced as a consequence of applicable Internal Revenue Service (IRS) limits on the level of contributions and benefits. For those executive officers participating in our Retirement Plan, the Restoration Plan is designed to provide participants a comparable level of retirement benefits to those provided to other participants in our Retirement Plan, relative to their compensation as defined in our Retirement Plan. All of our named executive officers, except Mr. Powell, are participants in the Restoration Plan. Following the participant’s termination of employment, the Restoration Plan will provide a benefit upon retirement payable in a lump sum that is in addition to the benefit payable from our Retirement Plan. The additional benefit would be equal to the difference between the benefit payable under our Retirement Plan calculated with and without application of the IRS limitations. The benefit under the Restoration Plan vests on December 31, 2013 for participants in the Restoration Plan as of its adoption, although vesting is accelerated upon the participant’s death or disability, or upon a change-in-control of our company, as such terms are defined in the Restoration Plan, provided the participant was then employed by us. The Restoration Plan is an unfunded nonqualified defined benefit plan.

We do not have a policy for granting extra pension service, except that in the event of a change in control, we are contractually required under our change in control agreements to recognize additional age and length of service in calculating the pension benefits payable to our named executive officers under these plans.

The amounts reported in the table below equal the present value of the accumulated benefit at the end of fiscal 2011 for the named executive officers who are participants in our Retirement Plan and Restoration Plan using the assumptions described in the footnote. No benefits were paid to any of our named executive officers in fiscal 2011.

Pension Benefits in Fiscal 2011

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Jonathan W. Painter	Retirement Plan	11	$282,583
	Restoration Plan	11	$108,391
Thomas M. O’Brien	Retirement Plan	20	$775,187
	Restoration Plan	20	$197,702
Eric T. Langevin	Retirement Plan	25	$517,447
	Restoration Plan	25	$41,000
Sandra L. Lambert	Retirement Plan	10	$308,425
	Restoration Plan	10	$0

(1)	The accumulated benefit is based on service and compensation, as described above, through December 31, 2011, the plan’s year-end. The present value has been calculated assuming the benefit is paid as a lump sum. The assumptions used for calculating present value were the 2012 IRS Combined Static Mortality Table (for Small Plans) and 4.28% Interest Rate.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

During 2011, we had no nonqualified defined contribution or other nonqualified deferred compensation plans for our named executive officers.

Potential Payments Upon Termination or Change in Control

Executive Retention Agreements. We have no employment agreements or severance agreements with our named executive officers that provide benefits upon termination of employment. We have had change in control agreements in effect with each of our named executive officers since our 2001 spinoff from Thermo that provide severance pay and continuation of certain welfare benefits in the event of a change in control and a subsequent termination of the executive’s employment under specified circumstances within 24 months. Mr. Powell’s change in control agreement was entered into in January 2008, when he joined our company. All of these agreements were in effect during 2011 and have not been modified or amended.

A “change in control” is defined in the change in control agreements as:

•	the acquisition by any person of 20% or more of our outstanding common stock or voting securities;

•

the failure of our incumbent directors to constitute a majority of our board of directors, with “incumbent directors” meaning directors who are members of our board of directors on the date of the agreement and members who are subsequently nominated or elected by a majority of the incumbent directors;

•

the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange, or the sale or other disposition of all or substantially all of our assets, unless immediately after such transaction (a) the holders of our common stock immediately prior to the transaction own more than 80% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 20% or more of the outstanding voting securities of the resulting or acquiring corporation; or

•	approval by our stockholders of a plan to completely liquidate or dissolve our company.

The change in control agreements provide for the immediate vesting of all of the named executive officer’s equity incentive awards upon a change in control.

In addition, the agreements provide severance benefits in the event the named executive officer’s employment is terminated during the 24-month period following the change in control. If the named executive officer’s employment terminates due to death, disability or voluntarily without “good reason,” the named executive officer receives a lump sum payment equal to:

•	his or her salary through the date of termination;

•	any cash incentives earned but not yet paid for the most recently completed fiscal year; and

•

a pro rata cash incentive for the year in which his employment terminates based on the higher of the individual’s current reference bonus or cash incentive for the most recently completed fiscal year (a “pro rata bonus”).

If such an event had occurred on December 31, 2011, all of our named executive officers would have received the cash incentive payment reported in the Summary Compensation Table under the column headed “Non-Equity Plan Compensation.” In the event of a termination for “cause,” the named executive officer only receives his salary through the date of termination and any previously earned but deferred bonus. If such an event occurred on December 31, 2011, no additional payments would have been received by our named executive officers.

In the event the named executive officer’s employment is terminated, either voluntarily with “good reason” or involuntarily “without cause,” during the 24-month period following a change in control, the change in control agreements provide for severance payments and the continuation of certain welfare benefits. In such event, the named executive officer would receive:

•	his salary through the date of termination;

•	any bonus earned but not yet paid for the most recently completed fiscal year;

•	a pro rata bonus (calculated as above);

•	a lump sum severance payment equal to two times the sum of the highest annual salary and bonus (or current year reference bonus if higher) within the five years prior to the year of termination;

•	continuation of health, welfare and other fringe benefits applicable immediately prior to termination for a period of two years;

•	additional age and length of service equal to two years in calculating the pension benefit payable to the named executive officers under our pension plan; and

•	a cash payment to be used toward outplacement services equal to $20,000.

The timing of payments under the change in control agreements is subject to applicable provisions of Section 409A of the Internal Revenue Code. In addition, the change in control agreements require gross-up payments for any excise tax imposed on the named executive officer if payments under the agreements are deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code.

The following table sets forth the estimated compensation that would have been payable to our named executive officers had a change in control event occurred as of December 31, 2011 and their employment terminated for good reason by the executive or without cause by us on that date.

Estimated Payments Upon a Change in Control and Termination of Employment for “Good Reason” or “Without Cause” as of December 31, 2011

Name	Lump Sum Severance Payment	Value of Acceleration of Vesting of Equity Incentives (1)	Present Value of Pension Plan Benefit (2)	Continuation of Benefits (3)	Outplacement Services	Estimated Parachute Tax Gross-up Payment
Jonathan W. Painter	$2,435,000	$1,944,907	$442,780	$94,506	$20,000	$1,202,074
Thomas M. O’Brien	$1,579,000	$668,652	$1,147,956	$59,792	$20,000	N/A
Eric T. Langevin	$1,390,000	$545,813	$515,740	$78,854	$20,000	$609,241
Jeffrey L. Powell	$1,254,000	$480,163	—	$84,678	$20,000	$595,299
Sandra L. Lambert	$953,000	$202,563	$353,390	$84,470	$20,000	N/A

(1)	Represents equity incentives in the form of RSUs and the incremental value of in-the-money stock options that vest assuming a change in control event and employment termination on December 31, 2011, and that are valued using $22.61 per share, the closing price of our common stock on December 30, 2011, the last trading day before the end of our fiscal year. Does not include awards granted after December 31, 2011.

(2)	Represents the actuarial present value of the named executive officer’s accumulated benefit that could be received in a lump sum under our Retirement Plan and Restoration Plan, after adjustment for the additional age and length of service provisions in the officer’s change in control agreement.

(3)	Represents the aggregate amount of the annual additional compensation reported in the Summary Compensation Table under “All Other Compensation,” which would continue to be provided for the period covered by the change in control agreement. This amount includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our 401(k) savings plan made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. In addition, this amount also includes the aggregate amount of premiums we currently pay on behalf of the named executive officer for health and welfare benefits, which would continue to be provided for the period covered by the change in control agreement. We paid $12,339 in premiums in 2011 for each named executive officer, except in the case of Mr. O’Brien where the amount was $7,965.

DIRECTOR COMPENSATION

Our directors who are not employees are paid the following fees for serving on our board of directors:

•	An annual retainer of $50,000, payable in equal monthly installments.

•	An annual retainer for the non-executive chairman of the board of $50,000, payable in equal monthly installments.

•	An annual retainer for chairmen of the following committees: audit committee—$8,000; compensation committee—$4,000; nominating and corporate governance committee—$2,500.

•	Reimbursement of out-of-pocket expenses incurred in attending or participating in meetings of our board of directors or its committees.

Each of our non-employee directors also receives an annual award of 5,000 RSUs, deliverable in shares of common stock upon vesting. The RSUs vest in installments of 1,250 shares each on the last day of each of our fiscal quarters during the fiscal year. Each of our non-employee directors also receives an award of 10,000 RSUs that vests only if a change in control of our company occurs prior to the last day of the first quarter of 2015. Any awards, to the extent not previously vested, are forfeited if the individual is no longer a member of the board of directors on the vesting dates for any reason other than a change in control. The vesting of all awards accelerates in the event of a change in control of our company. All awards were made under our stockholder-approved equity incentive plans.

Our non-employee directors may also be granted stock options periodically under our stockholder-approved equity incentive plans. The size and the terms of any grant are determined by the compensation committee of our board of directors.

Under our stock ownership guidelines adopted in March 2011, our directors are required to hold shares of our company’s stock equivalent in value to three times their annual cash retainer. Our stock ownership guidelines are described in “Compensation Discussion and Analysis—Stock Ownership Guidelines.”

Director Compensation for Fiscal 2011

The following table provides compensation information for our non-employee directors in fiscal 2011. Our directors do not receive any non-equity incentive plan compensation, hold deferred compensation cash balances, receive pension benefits or perquisites or other personal benefits for service on our board of directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
John M. Albertine	$54,000	$122,750	$176,750
Thomas C. Leonard	$58,000	$122,750	$180,750
Francis L. McKone	$52,500	$122,750	$175,250
William A. Rainville	$100,000	$122,750	$222,750
William P. Tully	$50,000	$122,750	$172,750

(1)	The amounts reported in this column are for meeting fees, annual retainers and chairman retainers earned in 2011.

(2)	Represents the aggregate grant date fair value for RSU awards granted to our non-employee directors in 2011.

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the board of directors in its oversight of our company’s financial reporting process, as stated in the charter of the committee, which is available on our web site at www.kadant.com. The audit committee provided the following report.

Management is responsible for the preparation, presentation and integrity of our company’s financial statements, its accounting and financial reporting principles, and its internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our company’s independent registered public accounting firm is responsible for auditing our company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The audit committee is responsible for providing independent, objective oversight of these functions.

In the performance of our oversight function, we have reviewed and discussed the audited financial statements of our company for the fiscal year ended December 31, 2011, with management and our independent registered public accounting firm, Ernst & Young LLP. We also discussed with Ernst & Young LLP the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have received from Ernst & Young LLP the letter and other written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communication with the audit committee concerning independence, and have discussed with Ernst & Young LLP their independence from our company. We have also considered whether the provision of other non-audit services by Ernst & Young LLP is compatible with maintaining their independence.

Based on our review of the materials and discussions with management and the independent registered public accounting firm described in this report, we recommended to the board of directors that the audited financial statements be included in our company’s annual report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

By the audit committee of the board of directors,

Thomas C. Leonard (chairman)

John M. Albertine

Francis L. McKone

William P. Tully

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees of Independent Registered Public Accounting Firm

The following table summarizes the aggregate fees (including out-of-pocket expenses) billed for professional services rendered by Ernst & Young LLP, our independent registered public accounting firm, for each of the last two fiscal years. All such services were approved by our audit committee in accordance with its pre-approval policy and procedures as described below in the section captioned “Pre-approval Policy and Procedures.”

Fee Category	Fiscal 2011	Fiscal 2010
Audit Fees (1)	$1,500,100	$1,448,600
Audit-Related Fees (2)	0	28,300
Tax Fees (3)	140,400	77,500
All Other Fees	0	0

Total Fees	$1,640,500	$1,554,400

(1)	Audit fees consist of fees for the audit of our annual consolidated financial statements (including an assessment of our internal control over financial reporting), the review of interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements. These fees also include expanded audit procedures or consultations with our management as to the accounting or disclosure treatment of transactions or events under the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board or other regulatory or standard setting bodies.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under “Audit Fees.”

Audit-related services in 2010 represented fees for services associated with financial due diligence for an acquisition.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services related to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services. Tax compliance services accounted for $71,300 of the total tax fees paid for 2011 and $28,500 of the total tax fees paid for 2010. Tax advice and tax planning services related primarily to assistance with tax audits and appeals, due diligence, and international tax planning. Tax advice and tax planning services accounted for $69,100 of the total tax fees paid for 2011 and $49,000 of the total tax fees paid for 2010.

Pre-Approval Policy and Procedures

The audit committee of our board of directors has adopted a policy requiring that all audit and non-audit services to be performed by our company’s independent registered public accounting firm be approved in advance by the committee. Generally, the services must be approved in advance by the audit committee at a meeting, at which the services to be provided are described, any non-audit services to be performed are confirmed to be permissible non-audit services and a maximum amount for the services are provided. The monetary limit may not be exceeded without obtaining further pre-approval under this policy.

The audit committee may pre-approve specified types of services that are expected to be provided to our company by our independent registered public accounting firm during the next 12 months. A condition to such pre-approval is that the service be described in sufficient detail and be subject to a maximum dollar amount. An example of such services would be the quarterly review of our interim financial statements.

The audit committee has delegated to the chairman of the committee the authority to pre-approve any audit or non-audit services to be provided by the independent registered public accounting firm, provided that the service is described in sufficient detail and is subject to a maximum dollar amount. The approval of such services must be reported to the entire committee at its next regular meeting.

OTHER ACTION

We are not aware at this time of any other matters that will be presented for action at the 2012 annual meeting of stockholders. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of the proxy holders.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy statement and form of proxy relating to our 2013 annual meeting of stockholders and to be presented at that meeting must be received by us for inclusion in the proxy statement and form of proxy no later than December 10, 2012. In addition, our bylaws contain an advance notice provision that requires stockholders who desire to bring proposals before an annual meeting (which proposals are not to be included in our proxy statement and are submitted outside the processes of Rule 14a-8 of the Exchange Act) to comply with the advance notice provision. The advance notice provision requires that stockholders give timely written notice of their proposal to our corporate secretary. To be timely, notices must be delivered to our corporate secretary at our principal executive office not less than 60 nor more than 90 days before the first anniversary of the prior year’s annual meeting of stockholders. Accordingly, a stockholder who intends to present a proposal at the 2013 annual meeting of stockholders must provide written notice of the proposal to our corporate secretary after February 22, 2013 and before March 24, 2013. Proposals received at any other time will not be voted on at the meeting. Stockholders who wish to nominate director candidates for the stockholders to consider must include in the notice the additional information specified in our bylaws including, among other things, the candidate’s name, biographical data and qualifications. If a stockholder makes a timely notification, the proxies that we solicit for the meeting may still exercise discretionary voting authority on the proposal, consistent with the proxy rules of the SEC.

SOLICITATION STATEMENT

The cost of this solicitation of proxies will be borne by us. Solicitation will be made primarily by mail, but our regular employees may solicit proxies personally or by telephone, electronic or facsimile transmission. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of shares registered in their names, and we will reimburse such parties for their reasonable charges and expenses.

Westford, Massachusetts

April 9, 2012

ANNEX A

Non-GAAP Financial Measures

Adjusted Net Income and Adjusted Diluted EPS Reconciliation	Twelve Months Ended Dec. 31, 2011		Twelve Months Ended Jan. 1, 2011
	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS
Net Income and Diluted EPS Attributable to Kadant, as reported	$33.6	$2.74	$18.5	$1.48
Loss (income) from discontinued operation	—	—	(0.1)	—

Income and Diluted EPS from Continuing Operations, as reported	33.6	2.74	18.4	1.48
Adjustments for the following:
Restructuring costs and other income, net of tax (a)	(1.7)	(0.13)	(0.9)	(0.07)
Benefit from discrete tax items (b)	(6.2)	(0.51)	—	—

Adjusted Net Income and Adjusted Diluted EPS (c)	$25.7	$2.10	$17.5	$1.41

(a)	Reflects a gain on the sale of assets of $2.0 million, net of tax of $0.3 million, and restructuring costs of $0.3 million, net of tax of $0.1 million, in the twelve-month period ended December 31, 2011. Reflects gains on the sale of assets and pension curtailment of $1.1 million, net of tax of $0.2 million, and restructuring costs of $0.2 million, net of tax of $0.1 million, in the twelve-month period ended January 1, 2011.

(b)	Reflects a benefit from discrete tax items of $6.2 million in the twelve-month period ended December 31, 2011 primarily due to the reversal of valuation allowances on certain deferred tax assets in the U.S. and China.

(c)	Adjusted diluted EPS was calculated using the reported weighted average diluted shares for each period.

Adjusted Operating Income and Adjusted EBITDA Reconciliation	Twelve Months Ended
	Dec. 31, 2011	Jan. 1, 2011
(in thousands)
Consolidated
Net Income Attributable to Kadant	$33,575	$18,507
Net Income Attributable to Noncontrolling Interest	274	241
Loss (Income) from Discontinued Operation, Net of Tax (a)	9	(98)
Income Tax Provision	4,285	5,198
Interest Expense, net	567	1,101
Restructuring costs and other income, net (b)	(1,874)	(1,005)

Adjusted Operating Income (c)	36,836	23,944
Depreciation and Amortization	7,936	7,228

Adjusted EBITDA (c)	$44,772	$31,172

Papermaking Systems
Operating Income	$50,869	$37,281
Restructuring costs and other income, net (b)	(1,874)	(1,005)

Adjusted Operating Income (c)	48,995	36,276
Depreciation and Amortization	7,455	6,750

Adjusted EBITDA (c)	$56,450	$43,026

Corporate and Fiber-based Products
Operating Loss	$(12,159)	$(12,332)
Depreciation and Amortization	481	478

Adjusted EBITDA (c)	$(11,678)	$(11,854)

(a)	Includes tax benefits of $1,511 and $164 in the twelve-month periods ended December 31, 2011 and January 1, 2011, respectively.

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(b)	Includes a gain from the sale of assets of $2,282, offset by restructuring costs of $408 in the twelve-month period ended December 31, 2011. Includes gains from the sale of assets and pension curtailment of $1,252, offset by restructuring costs of $247 in the twelve-month period ended January 1, 2011.

(c)	Represents a non-GAAP financial measure.

Adjusted net income, adjusted diluted earnings per share (EPS), adjusted operating income and adjusted EBITDA are non-GAAP financial measures. These non-GAAP financial measures exclude items that are not indicative of our normal operating results and are not comparable to other periods, which may have differing levels restructuring costs, other income, or discrete tax items or none at all. We provide these non-GAAP measures to give investors additional insight into our annual operating performance, especially when compared to periods in which such items had greater or lesser effect or no effect. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with generally accepted accounting principles (GAAP). In addition, the non-GAAP financial measures have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies. We believe that the inclusion of such measures helps investors to gain a better understanding of our underlying operating performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts and to the performance of our competitors. Such measures are also used by us in our financial and operating decision-making and for compensation purposes. We also believe this information is responsive to investors’ requests and gives them an additional measure of our performance.

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FORM OF PROXY

KADANT INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 23, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jonathan W. Painter, Thomas M. O’Brien and Sandra L. Lambert, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Kadant Inc., a Delaware corporation (the “Company”), to be held on Wednesday, May 23, 2012 at 2:30 p.m. at the corporate offices of Kadant Inc. at One Technology Park Drive, Westford, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 30, 2012, with all of the powers the undersigned would possess if personally present at such meeting:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

KADANT INC.

May 23, 2012

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or	COMPANY NUMBER
1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions.
Have your proxy card available when you call.	ACCOUNT NUMBER

Vote online/phone until 11:59 PM EST on the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, proxy card and 2011 Annual Report are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=11818

Please detach along the perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED AND

FOR PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK

YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of two directors to the class to be elected for a three-year term expiring in 2015.

Nominees:	☐ Francis L. McKone
☐ William P. Tully

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐.

2.	To approve, by non-binding advisory vote, our executive compensation.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

3.	To re-approve our annual cash incentive plan.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

4.	To ratify the selection of Ernst & Young LLP as our company’s independent registered public accounting firm for 2012.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

5.	In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted FOR all of the nominees listed and FOR Proposals 2, 3 and 4, if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

KADANT INC.

CASH INCENTIVE PLAN

(Effective beginning with the 2007 Fiscal Year)

1.	Purposes

The purposes of the Cash Incentive Plan of Kadant Inc. are (i) to enable the Company to attract, retain, motivate and reward employees by providing an opportunity to earn incentive compensation under the Plan related to the performance of the Company and its subsidiaries and (ii) to qualify such compensation paid as performance-based compensation within the meaning of Section 162(m) of the Code, as required for employees subject to Section 162(m) of the Code.

2.	Definitions

Terms used in the Plan, and not otherwise defined, are defined as follows:

“Award” means a contingent award made to a Participant in accordance with the Plan that provides the Participant with the opportunity to earn cash compensation based on the relative level of attainment of Performance Goals established by the Committee for a Performance Period and on such other terms and conditions as the Committee shall determine.

“Board” means the Board of Directors of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to administer the Plan, so long as the committee is comprised solely of two or more members of the Board who are “outside directors” within the meaning of Section 162(m).

“Company” means Kadant Inc., a Delaware corporation, or any successor to all or substantially all of the Company’s business.

“Eligible Employee” means each executive officer, officer, or other key employee of the Company or any Subsidiary designated from time to time by the Committee as eligible to participate in the Plan.

“Participant” means any Eligible Employee who receives an Award under the Plan for a specified Performance Period.

“Performance Goals” means any one or a combination of the following: (i) earnings per share, (ii) return on average shareholders’ equity or average assets, (iii) earnings, (iv) earnings or earnings per share growth, (v) earnings before interest, taxes and amortization (EBITA), (vi) earnings before interest, taxes, depreciation and amortization (EBITDA), (vii) operating income, (viii) operating margins, (ix) division income, (x) revenues, (xi) expenses, (xii) stock price, (xiii) market share, (xiv) return on sales, assets, equity, or investment, (xv) achievement of balance sheet or income statement objectives, (xvi) cash provided from operations, (xvii) stock price appreciation, (xviii) shareholder return, (xix) strategic initiatives, (xx) cost control, (xxi) net operating profit after tax, (xxii) pre-tax or after-tax income, (xxiii) cash flow, (xxiv) financial ratios contained in the Company’s debt instruments, and (xxv) any other objective goals established by the Committee, with respect to Awards not required to qualify under Section 162(m).

“Performance Period” for an Award means the fiscal year of the Company, unless another period of time for the measurement of the extent to which the applicable Performance Goals are attained is designated by the Committee at the time the Award is made.

“Plan” means the Kadant Inc. Cash Incentive Plan, as amended from time to time.

“Section 162(m)” means Section 162(m) of the Code.

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body or (ii) any other corporation or other entity in which the Company, directly or indirectly, has at least a majority equity or similar interest.

3.	Administration

The Plan shall be administered by the Committee which shall have full power and authority, in its discretion, but subject to the express provisions of this Plan, to:

•	select Participants from Eligible Employees;

•	establish the terms and conditions of Awards, including the times at which Awards are made, the Performance Period to which an Award relates, and the Performance Goals to which an Award is subject;

•	determine the extent to which cash payments are actually earned pursuant to Awards and the amounts to be paid;

•	prescribe, amend and rescind rules and regulations relating to the Plan; and

•	interpret this Plan and make all determinations necessary or advisable for the administration of the Plan.

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The determinations of the Committee pursuant to its authority under the Plan shall be conclusive, final and binding. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

4.	Eligibility

Awards may be granted to any Eligible Employee.

5.	Awards

The Committee shall, in its sole discretion, determine which Eligible Employees shall receive Awards and shall determine the Performance Period relating to each Award. For each Performance Period applicable to an Award, the Committee shall establish one or more Performance Goals, or any combination of Performance Goals, applicable to such Award and the other terms and conditions of the Award. Such Performance Goals and other terms and conditions shall be established by the Committee in its sole discretion as it shall deem appropriate and in the best interests of the Company and shall be established (i) within 90 days after the first day of the Performance Period and (ii) before 25% of the Performance Period has elapsed.

Performance Goals may take the form of absolute goals or goals relative to past performance of the Company or the current or past performance of one or more other companies comparable or similarly situated to the Company or of an index covering multiple companies. To the extent not inconsistent with qualification for an exemption from the deduction limit under Section 162(m), the Committee may specify that the Performance Goals exclude or be adjusted to reflect any one or more of (i) extraordinary items or other unusual or non-recurring items, (ii) discontinued operations, (iii) gains or losses on the dispositions of operations, (iv) effects of changes in accounting principles, (v) the write down of any asset or other impairment, (vi) the effect of foreign currency fluctuations, and (vii) charges for restructuring and rationalization programs. The Committee may establish Performance Goals that are particular to a Participant, or the department, branch, line of business, subsidiary, segment or other unit in which the Participant is employed or for which the Participant has supervisory responsibility and may cover such Performance Period as specified by the Committee.

After the end of each Performance Period for which the Committee has granted Awards, the Committee shall certify in writing the extent to which the Performance Goals established by the Committee for the Performance Period have been achieved and shall authorize the Company to make Award payments to Participants in accordance with the terms of the Awards. In no event shall the amount paid to a Participant in accordance with the terms of an Award by reason of Performance Goal achievement exceed $5,000,000 in any calendar year. Award payments shall be made to a Participant only upon the achievement of the applicable Performance Goals, except that the Committee may waive the achievement of Performance Goals in the event of the death, disability, a change in control of the Company or, for Awards not required to qualify under Section

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162(m), such other event as the Committee may deem appropriate. Award payments to a Participant with respect to a Performance Period shall be made no later than the 15th day of the third month following the end of the taxable year of the Participant within which the last day of such Performance Period occurs.

The Committee may at any time, in its sole discretion, cancel an Award or eliminate or reduce (but not increase) the amount payable pursuant to the terms of an Award without the consent of a Participant.

The Committee shall have the power to impose such other restrictions on Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C), or any successor provision to such section of the Code.

6.	Transferability

Awards shall not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way other than by will or the laws of descent and distribution.

7.	Withholding Taxes

The Company may withhold or cause to be withheld from any and all cash payments made under this Plan such amounts as are necessary to satisfy all U.S. federal, state and local withholding tax requirements related to Awards or in accordance with the Company’s payroll practices as from time to time in effect.

8.	Amendment and Termination

The Committee may amend, modify or terminate the Plan in any respect at any time without the consent of Participants, provided that (i) no amendment or termination of the Plan may adversely affect any previously-granted Award without the consent of the affected Participant, except to the extent necessary to comply with Section 409A of the Code, and (ii) no amendment which would require shareholder approval under Section 162(m) may be effected without such shareholder approval.

9.	Effective Date and Term of the Plan

This Plan shall be effective for the 2007 fiscal year of the Company, which begins December 31, 2006; provided however, that the Plan shall be void ab initio unless approved by a vote of the Company’s Shareholders at the annual shareholders’ meeting of the Company following adoption of the Plan by the Board and Committee.

Unless terminated earlier by action of the Board, the Plan shall expire on the date of the annual meeting of the Company’s shareholders held in 2012, unless the Plan is extended and reapproved by a vote of the Company’s shareholders at the annual shareholders’

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meeting held in 2012. Expiration of the Plan shall not affect any Awards outstanding on the date of the expiration and such Awards shall continue to be subject to the terms of the Plan, notwithstanding its termination. Upon expiration of the Plan, no further Awards may be granted under the Plan.

10.	Miscellaneous

(a) No Rights to Awards or Employment. This Plan is not an employment contract between the Company and an Eligible Employee or Participant. No Eligible Employee shall have any claim or right to receive Awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or any Subsidiary or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time, with or without cause, including, without limitation, any individual who is then a Participant in the Plan.

(b) Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under any other additional compensation and benefits plans, programs and arrangements, including, without limitation, any employee benefit plan, equity plan, or bonus plan, program or arrangement.

(c) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not included in the Plan. In addition, if any provision of this Plan would cause Awards not to constitute “qualified performance-based compensation” under Section 162(m), that provision shall be severed from, and shall be deemed not to be part of, the Plan, but the other provisions hereof shall remain in full force and effect. Any specific action by the Committee that would violate Section 162(m) and regulations thereunder shall be void.

(d) Governing Law. The Plan and all actions taken under the Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

As amended and in effect 12/9/08

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